CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 2, 1997, relating to the statement of assets and liabilities of the Potomac Funds, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference under the hearing "Independent Auditors" in such Prospectus.





Price Waterhouse LLP
Milwaukee, Wisconsin
September 15, 1997